Citizens South Banking Corporation Announces Withdrawal of $30 Million Offensive Common Stock Offering

GASTONIA, N.C., Oct. 28 – Citizens South Banking Corporation (NASDAQ: CSBC), today announced that it has withdrawn its public offering of approximately $30 million in common stock due to unfavorable market conditions.  As stated by President and CEO, Kim Price: “Over the course of the past few days there have been a series of negative industry announcements, which have adversely impacted the capital raising environment.  Given the current market conditions, raising capital to take advantage of opportunities in our markets would have required unacceptable levels of dilution to current shareholders.  We are focused on preserving and building shareholder value, and we believe raising capital in light of recent industry events this week would conflict with our goals.”  Continued Price: “The Company is in the fortunate position of already exceeding all regulatory capital requirements, which enables us to continue to pursue our corporate objectives.”

About Citizens South Banking Corporation

Citizens South is the holding company for Citizens South Bank, which is headquartered in Gastonia, North Carolina. At September 30, 2009, Citizens South had approximately $820.6 million in assets with 16 full-service offices in the Charlotte region, including Gaston, Iredell, Rowan, Mecklenburg, and Union counties in North Carolina, and York County, South Carolina. For more information, visit www.citizenssouth.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements are generally identified by the use of words "believe," "expect," "intend," "anticipate," "estimate," and other similar expressions. These forward-looking statements involve certain risks and uncertainties. You should not place undue reliance on such statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, (1) adverse developments in the capital markets in general or in the markets for financial institutions stock in particular; (2) changes in legislation or regulatory requirements affecting financial institutions, including the current debate in Congress as to restructuring the financial services industry; (3) changes in the interest rate environment; and (4) adverse changes in general economic conditions.

SOURCE Citizens South Banking Corporation

Media Contact: Gary Hoskins, Citizens South Banking Corporation, +1-704-884-2263, gary.hoskins@citizenssouth.com

Web Site: http://www.citizenssouth.com